CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Pennsylvania Tax-Free Funds of our report dated January 16, 2020, relating to the financial statements and financial highlights, which appears in Vanguard Pennsylvania Long-Term Tax-Exempt Fund and Vanguard Pennsylvania Municipal Money Market Fund’s Annual Report on Form N-CSR for the year ended November 30, 2019. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 25, 2020